Exhibit 99.1

SYMBOL TECHNOLOGIES REPORTS RECORD REVENUE OF $442.7 MILLION

Net Earnings of $21.1 Million, or $0.09 EPS, Including Impact of Matrics, Inc. Acquisition,
Or Net Earnings of $34.9 Million, or $0.14 EPS, Without Effect of Acquisition

Teleconference 8 a.m. Wednesday, October 27, To Discuss 2004 3rd-Quarter Results

HOLTSVILLE, N.Y., October 26, 2004 – Symbol Technologies, Inc. (NYSE:SBL) today reported financial results for third quarter 2004.

Revenue for the third quarter ended September 30, 2004, was $442.7 million, representing the Company’s highest quarterly revenue in its history as well as a gain of 17 percent over third-quarter 2003 revenue of $377.1 million and an increase of just over 2 percent compared to second-quarter 2004 revenue of $432.8 million.

Third-quarter 2004 net earnings were $21.1 million, or $0.09 per share, compared with third-quarter 2003 net earnings of $11.5 million, or $0.05 per share, and second-quarter 2004 net earnings of $28.8 million, or $0.12 per share.

The Company’s September acquisition of Matrics, Inc. had a $13.8 million negative impact on third-quarter 2004 net earnings, and a $0.05 negative impact on earnings per share. Before giving effect of the acquisition, net earnings and earnings per share were $34.9 million and $0.14, respectively, exceeding by $0.02 the Company’s third-quarter guidance, which when provided July 29, 2004, excluded any impact of the acquisition.

Third-Quarter 2004 Highlights

     Third-quarter 2004 results extended some financial trends that the Company has been achieving, as follows:

•	Five sequential quarters of revenue growth, most recently to $442.7 million in the third quarter from $432.8 million in the prior quarter.

•	Four sequential quarters with gross margins in excess of 45 percent, improving to 46.5 percent in the third quarter from 45.4 percent in the prior quarter.

•	Seven sequential quarters of improved operating income and operating margin, absent the effect of the Matrics acquisition, to $47.2 million and 10.7 percent, respectively, in third quarter 2004 from $43.7 million and 10.1 percent, respectively, in the prior quarter.

•	A strong balance sheet, with $231.5 million in cash at September 30, 2004, compared to $143.7 million at June 30, 2004.

Product Revenue Increase

     Product revenue of $367.4 million, including $1.8 million from Matrics, represented a 19 percent increase over product revenue of $308.8 million in 2003’s third quarter and a 3 percent gain sequentially from 2004’s second-quarter product revenue of $356.6 million. Product revenue gains were led by sales of the Symbol MC9000 rugged mobile computer in its three form factors. As of September 30, 2004, Symbol had shipped more than $140 million in MC9000 products since its initial release a year ago.

Service Revenue at Anticipated Annualized Rate

     Third-quarter 2004 service revenue of $75.3 million was positively impacted by $3.2 million, primarily as a result of recording certain new contracts on an accrual basis from a billed-and-collected basis of accounting as they met all revenue recognition criteria. A 10.2 percent increase over third-quarter 2003 service revenue of $68.3 million, the $75.3 million was in line with the Company’s anticipated annual run rate of approximately $300.0 million. Service revenue declined 1.2 percent from second-quarter 2004 revenue of $76.2 million.

Continued Gross Profit Growth

     Year-over-year, third-quarter 2004 gross profit increased 23.3 percent to $205.8 million from $166.9 million in third quarter 2003 and increased 4.6 percent sequentially from second-quarter 2004 gross profit of $196.7 million. Gross margin as a percentage of revenue rose to 46.5 percent in the third quarter from 44.3 percent a year ago and from 45.4 percent in 2004’s second quarter.

Operating Expenses Rise

     Operating expenses in third quarter 2004 were $172.1 million, up 15.6 percent compared to 2003’s third-quarter operating expenses of $148.9 million and up 12.5 percent sequentially from second-quarter 2004 operating expenses of $153.0 million. Approximately $14.0 million of 2004’s third-quarter operating expense was ascribed to the effect of the Company’s acquisition of Matrics. Absent these expenses, the Company’s operating expense in the quarter increased $5.1 million, or 3.3 percent, sequentially to $158.1 million.

Operating Income and Margin Gains

     Earnings from operations for 2004’s third quarter were $33.7 million, an 87.2 percent increase from the prior year’s third-quarter total of $18.0 million. Operating margin for the third quarter 2004 declined sequentially 2.5 percentage points from second quarter 2004 to 7.6 percent. Absent the effect of the acquisition of Matrics, operating income and margins improved to $47.2 million and 10.7 percent, respectively, in third quarter 2004 from $43.7 million and 10.1 percent, respectively, in the prior quarter.

Solid Cash Flow From Operations

     The Company ended September 2004 with $231.5 million in cash, an increase of $87.8 million from June 30, 2004. In third quarter 2004, the Company had cash flow from operations of $104.4 million. In addition, the Company borrowed $250.0 million under a short-term credit facility, which was used to fund the acquisition of Matrics, as well as costs related to the acquisition. The Company expects to pay down this borrowing with an anticipated equity offering in the fourth quarter of 2004.

Nine-Month Financial Summary

     Revenue for the nine months ended September 30, 2004, was $1,295.1 million, an increase of 14 percent over revenue of $1,137.3 million in the nine months ended September 30, 2003. Gross profit for the nine months ended September 30, 2004, was $597.4 million or 46.1 percent compared to $491.2 million or 43.2 percent in the nine months ended September 30, 2003. Operating expenses decreased $15.5 million to $490.5 million for the nine months ended September 30, 2004, from $506.0 million for the nine months ended September 30, 2003. Net earnings were $56.7 million, or earnings of $0.24 per diluted share, for the nine months ended September 30, 2004, compared with a net loss of $12.9 million, or a loss of $0.06 per diluted share, for the nine months ended September 30, 2003.

Driving Financial and Operational Improvement

     “Our third-quarter performance is a shared success. Once again I want to thank our associates and channel partners for their hard work, dedication and results. Symbol Technologies continues to focus on the customer, enterprisewide operational improvements and the value-creation engine – sales, service, products and systems. As evidenced by our quarterly results, positive trend-lines and improving market position, we have taken another important step in our goal to become the enterprise mobility market leader,” William Nuti, Symbol president and chief executive officer, said.

     Mark T. Greenquist, Symbol senior vice president and chief financial officer, said, “In the third quarter, we again were encouraged by our earnings performance as well as the continued strong positive cash flow from operations. Cash balances of over $230 million, an increase of almost $90 million vs. the prior quarter, exceeded our expectations.”

2004 Fourth-Quarter Guidance

     Building on the strong 2004 third-quarter financial results, the Company expects that fourth-quarter 2004 revenue will be in a range of $445 million to $450 million, flat to up 2 percent sequentially and up 13 percent to 14 percent year-over-year. Earnings per share for the fourth-quarter of 2004 are expected to be $0.09 to $0.10. It should be noted that this guidance includes an anticipated negative $0.05 impact on fourth-quarter earnings resulting from the combined impact of the Matrics acquisition, including interest expense and amortization of fees associated with the short-term debt financing as well as the dilutive impact of an anticipated equity offering.

Teleconference Information

     To participate in the Wednesday morning teleconference, dial 1-800-299-0148 (domestic) or 617-801-9711 (international), using passcode 57446629, at least 10 minutes prior to commencement of the call.

Webcast Information

     To listen to a live audiocast (listen only), access www.symbol.com/investor and click on the link next to the microphone icon.

Teleconference Presentation

     To view the financial presentation via the Web, access www.symbol.com/investor at least 10 minutes prior to the start of the teleconference. At the site, click on the link next to the microphone icon, you are required to provide your name and e-mail address. Please be advised that registration permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required.

     In addition, a copy of the presentation will be posted in PDF format on the Company’s investor home page, www.symbol.com/investor.

Replay Information

     A synchronized Webcast and audio replay will be available on the Company’s investor home page on a 24-hour non-stop basis within two hours of the conclusion of the call.

     An audio replay of the teleconference will be available from 10 a.m. Wednesday, October 27, through Thursday, November 11, by calling toll-free 1-888-286-8010 (domestic) and 617-801-6888 (international), and entering access code 28401437.

Non-GAAP Financial Measures

     In addition to including operating expense, operating income, net earnings and earnings per share data under accounting principles generally accepted in the United States of America (U.S. GAAP), Symbol Technologies disclosed adjusted operating expense, adjusted operating income, adjusted net earnings and adjusted earnings per share data for the third quarter 2004, before giving effect of the acquisition of Matrics, Inc., which closed September 9, 2004, as mentioned above, which the Securities and Exchange Commission defines as “non-GAAP financial measures.” These non-GAAP financial measures should not be considered in isolation or as an alternative to operating expense, operating income, net earnings and earnings per share or any other measure of performance derived in accordance to U.S. GAAP. However, these non-GAAP financial measures are presented because Symbol believes they provide useful supplemental information for management and investors and allow them to perform meaningful comparisons for the Company’s past and present results. For a reconciliation of these non-GAAP measures, see the table below with the heading “Non-GAAP Financial Measures.”

About Symbol Technologies

     Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For media information:	For financial information:
Patricia Hall	Nancy Tully
Symbol Technologies, Inc.	Symbol Technologies, Inc.
631-738-5636	631-738-5050
hallp@symbol.com	tullyn@symbol.com

Symbol Technologies, Inc. & Subsidiaries
Condensed Consolidated Statement of Operations

	Three Months Ending
($ Millions, except per share data) (UNAUDITED)	September 30, 2004	June 30, 2004	September 30, 2003
Net Revenue	$442.7	$432.8	$377.1
Cost of Revenue	236.9	236.1	210.2

Gross Profit	205.8	196.7	166.9
Operating Expenses:
Net Engineering	55.4	42.1	42.3
S, G&A	124.3	119.1	98.0
Recovery from legal settlements	(12.4)	(9.0)	—
Other	4.8	0.8	8.6

Total Operating Expenses	172.1	153.0	148.9

Earnings from operations	33.7	43.7	18.0
(Other Income) / Interest Expense, net	(0.0)	8.0	2.7

Net earnings before taxes	33.7	35.7	15.3
Provision for income taxes	12.6	6.9	3.8

Net Earnings	$21.1	$28.8	$11.5

Earnings per share	$0.09	$0.12	$0.05

PERCENTAGE OF REVENUE*
Net Revenue	100.0%	100.0%	100.0%
Cost of Revenue	53.5%	54.6%	55.7%

Gross Profit	46.5%	45.4%	44.3%
Operating Expenses:
Net Engineering	12.5%	9.7%	11.2%
S, G&A	28.1%	27.5%	26.0%
Recovery from legal settlements	(2.8)%	(2.1)%	—
Other	1.1%	0.2%	2.3%

Total Operating Expenses	38.9%	35.4%	39.5%

Earnings from operations	7.6%	10.1%	4.8%
(Other Income) / Interest Expense, net	—	1.8%	0.7%

Net earnings before taxes	7.6%	8.3%	4.1%
Provision for income taxes	2.8%	1.6%	1.0%

Net Earnings	4.8%	6.6%	3.1%

* Percentages may differ slightly due to rounding

Symbol Technologies, Inc. & Subsidiaries
Condensed Consolidated Statement of Operations

($ Millions, except per share data)	Nine Months Ending
(UNAUDITED)	September 30, 2004	September 30, 2003
Net Revenue	$1,295.1	$1,137.3
Cost of Revenue	697.7	646.1

Gross Profit	597.4	491.2
Operating Expenses:
Net Engineering	139.0	117.5
S, G&A	365.1	305.5
(Recovery from)/Provision for legal settlements	(21.4)	72.0
Other	7.8	11.0

Total Operating Expenses	490.5	506.0

Earnings/(Loss) from operations	106.9	(14.8)
(Other Income)/Expense net	7.0	2.3

Net Earnings/(Loss) before taxes	99.9	(17.1)
Provision for/(Benefit from) income taxes	43.2	(4.2)

Net earnings/(loss)	$56.7	$(12.9)

Earnings/(loss) per share	$0.24	$(0.06)

PERCENTAGE OF REVENUE*
Net Revenue	100.0%	100.0%
Cost of Revenue	53.9%	56.8%

Gross Profit	46.1%	43.2%
Operating Expenses:
Net Engineering	10.7%	10.3%
S, G&A	28.2%	26.9%
(Recovery from)/Provision for legal settlements	(1.7)%	6.3%
Other	0.6%	1.0%

Total Operating Expenses	37.8%	44.5%

Earnings/(Loss) from operations	8.3%	(1.3)%
(Other Income)/Expense net	0.5%	0.2%

Net Earnings/(Loss) before taxes	7.7%	(1.5)%
Provision for/(Benefit From) income taxes	3.3%	(0.4)%

Earnings/(loss)	4.4%	(1.1)%

* Percentages may differ slightly due to rounding

Symbol Technologies, Inc. & Subsidiaries
Condensed Consolidated Balance Sheet Trend

($ Millions)	Balance Sheet at
(UNAUDITED)	September 30, 2004	June 30, 2004	September 30, 2003
Assets
Cash and temp. investments	$231.5	$143.7	$120.9
Accounts receivable, net	113.3	110.5	131.6
Inventories	214.8	216.4	197.2
Deferred income taxes	172.9	167.6	151.7
Other current assets	32.0	31.6	39.2

Total current assets	764.5	669.8	640.6
Property, plant & equipment, net	228.1	211.4	203.6
Intangible and other assets, net	928.5	738.6	710.4

Total assets	$1,921.1	$1,619.8	$1,554.6

Liabilities & stockholders’ equity
A/P and accrued exp.	$431.1	$403.7	$464.6
Current portion of L.T.D.	257.0	7.0	0.3
Income taxes payable	9.2	9.8	1.5
Deferred revenue & Other	53.3	47.1	35.3

Total current liabilities	750.6	467.6	501.7
L.T.D., less current maturities	84.6	107.9	79.5
Other liabilities and deferred rev.	68.6	61.9	82.4
Stockholders’ equity
Common stock issued	2.7	2.7	2.6
Other stockholders’ equity	1,014.6	979.7	888.4

Total stockholders’ equity	1,017.3	982.4	891.0

Total liabilities and equity	$1,921.1	$1,619.8	$1,554.6

Financial ratios:
Days sales outstanding	23	23	32
Inventory turnover	4.4	4.4	4.3
Working capital % of revenue*	0.8%	11.7%	9.2%
Return on assets*	4.8%	7.2%	3.0%
Return on equity*	8.4%	12.0%	5.2%

* Percentages may differ slightly due to rounding

Symbol Technologies, Inc. & Subsidiaries
Condensed Consolidated Cash Flow Trend

($ Millions)	Three Months Ending
(UNAUDITED)	September 30, 2004	June 30, 2004	September 30, 2003
Cash Flows from Operating Activities
Net earnings	$21.1	$28.8	$11.5
Depreciation & amortization	17.1	18.7	18.4
Write-off of IPR&D	12.8	—	—
Changes in Assets & Liabilities
Accounts receivable	0.6	8.9	(5.7)
Inventories	6.8	(5.4)	15.3
Accounts payable & accrued expenses	19.7	(29.1)	18.3
Other changes, net	26.3	0.9	8.4

Net Cash Provided by Operating Activities	104.4	22.8	66.2

Cash Flows from Investing Activities
Acquisition of Matrics	(234.6)	—	—
Expenditures for PP&E	(30.2)	(18.9)	(11.9)
Restricted cash	—	(50.0)	—
Other investing	(1.2)	(2.4)	(15.2)

Net Cash used in Investing Activities	(266.0)	(71.3)	(27.1)

Cash Flows from Financing Activities
Proceeds from/(Repayment of) STD / LTD	243.3	(0.1)	(15.1)
Other	6.1	13.3	(1.1)

Net Cash provided by/(used in) Financing Activities (inc. FX)	249.4	13.2	(16.2)

Net Change in Cash	87.8	(35.3)	22.9

Beginning Cash Balance	143.7	179.0	98.0

Ending Cash Balance	$231.5	$143.7	$120.9

Symbol Technologies, Inc. & Subsidiaries
Non-GAAP Financial Measures

     Symbol believes that operating expense, operating income, net earnings and earnings per share are the financial measures calculated and presented in accordance with U.S. GAAP that are most directly comparable to adjusted operating expense, adjusted operating income, adjusted net earnings and adjusted earnings per share. The following table reconciles operating expense, operating income, net earnings and earnings per share to adjusted operating expense, adjusted operating income, adjusted net earnings and adjusted earnings per share for third quarter 2004.

3 Months Ending
($ Millions, except EPS)	September 30, 2004
Operating Expenses
Operating Expense — U.S. GAAP	$172.1
Adjustment for operating expense related to acquisition of Matrics, Inc.	(14.0)

Operating Expense — non-GAAP	$158.1

Operating Income
Operating Income — U.S. GAAP	$33.7
Adjustment for operating loss related to acquisition of Matrics, Inc.	13.5

Adjusted Operating Income — non-GAAP	$47.2

Net Earnings
Net Earnings — U.S. GAAP	$21.1
Adjustment for net loss related to acquisition of Matrics, Inc.	13.8

Adjusted net earnings — non-GAAP	$34.9

Earnings Per Share
Diluted Earnings Per Share — U.S. GAAP	$0.09
Adjustment for loss per share related to acquisition of Matrics, Inc.	0.05

Adjusted Diluted Earnings Per Share — non-GAAP	$0.14